Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Extends and Upsizes Credit Facility, While Reducing Borrowing Spreads

SARASOTA, FL, June 26, 2024 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology, today announced it has entered into an amendment and restatement of its existing term loans and revolving credit facility (“amended credit agreement”) to extend debt maturities, strengthen and streamline its lender group, reduce borrowing spreads, and expand the borrowing capacity under both its revolving credit facility and accordion feature.

“The amended credit agreement supports our efforts to optimize our capital structure while providing the financial flexibility to execute on our strategic priorities,” said Josef Matosevic, President and Chief Executive Officer of Helios. “We remain committed to vigilantly managing the Company’s financial resources for the long-term by upsizing our credit facility and reducing the borrowing spreads for credit advances."

The amended credit agreement extends debt maturity for five years to June 25, 2029, upsizes the Company’s revolving credit facility from $400 million to $500 million, and establishes a new $300 million term loan that refinances and replaces the previous term loan. The accordion feature is increased by $100 million, to $400 million. The amended credit agreement also reduces borrowing spreads by a range of 25 basis points bps to 50 bps compared to the previous credit agreement, dependent upon the Company’s net leverage ratio. In addition, the LIBOR to SOFR transitionary credit spread adjustment of 10 bps has been eliminated.

“An efficient debt structure is an integral element that supports our disciplined capital deployment, which in turn will drive long-term value creation for our shareholders. We sincerely appreciate the support of our banking partners in this endeavor,” said Sean Bagan, Chief Financial Officer of Helios.

PNC Bank, National Association served as administrative agent for the new credit agreement.

About Helios Technologies

Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding current expectations, estimates, forecasts, projections, our beliefs, and assumptions made by Helios Technologies, Inc. (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the effectiveness of creating the Centers of Excellence; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the Company’s ability to declare and pay

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Extends and Upsizes Credit Facility, While Reducing Borrowing Spreads

June 26, 2024	Page 2 of 2

dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of the cyclical nature of our business and the standardization. In addition, we may make other written or oral statements, which constitute forward‐looking statements, from time to time. Words such as “may,” “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward‐looking statements. Similarly, statements that describe our future plans, objectives or goals also are forward‐looking statements. These statements are not guaranteeing future performance and are subject to a number of risks and uncertainties. Our actual results may differ materially from what is expressed or forecasted in such forward‐looking statements, and undue reliance should not be placed on such statements. All forward‐looking statements are made as of the date hereof, and we undertake no obligation to update any forward‐looking statements, whether as a result of new information, future events or otherwise. Factors that could cause the actual results to differ materially from what is expressed or forecasted in such forward‐looking statements include, but are not limited to, (i) the Company’s ability to respond to global economic trends and changes in customer demand domestically and internationally, including as a result of standardization and the cyclical nature of our business, which can adversely affect the demand for capital goods; (ii) supply chain disruption and the potential inability to procure goods; (iii) conditions in the capital markets, including the interest rate environment and the availability of capital on terms acceptable to us, or at all; (iv) global and regional economic and political conditions, including inflation (or hyperinflation) exchange rates, changes in the cost or availability of energy, transportation, the availability of other necessary supplies and services and recession; (v) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (vi) risks related to health epidemics, pandemics and similar outbreaks, which may among other things, adversely affect our supply chain, material costs, and work force and may have material adverse effects on our business, financial position, results of operations and/or cash flows; (vii) risks related to our international operations, including the potential impact of the ongoing conflict in Ukraine and the Middle East; (viii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (ix) stakeholders, including regulators, views regarding our environmental, social and governance goals and initiatives, and the impact of factors outside of our control on such goals and initiatives. Further information relating to additional factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10‐K for the year ended December 30, 2023 filed with the Securities and Exchange Commission (SEC) on February 27, 2024 as well as any subsequent filings with the SEC.

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For more information, contact:
Tania Almond
Vice President, Investor Relations and Corporate Communication
(941) 362-1333
tania.almond@HLIO.com

Deborah Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200